Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations — Anne Bork
(248) 447- 5914

Media — Andrea Puchalsky
(248) 447-1651

Lear Announces Private Offering of Senior Notes

     Southfield, Mich., July 29, 2004 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported that it has agreed to sell $400 million aggregate principal amount of unsecured 5.75% senior notes due August 2014. The notes will be guaranteed by certain direct and indirect subsidiaries of Lear Corporation.

     Lear intends to use the net proceeds to pre-fund the repayment or repurchase of a portion of Lear’s $600 million 7.96% senior notes due May 2005. Pending such repayment or repurchase, the net proceeds will be used for general corporate purposes.

     The notes will be privately placed to eligible purchasers and are expected to be eligible for resale under Rule 144A of the Securities Act of 1933. The private offering of the notes will be made within the United States only to qualified institutional buyers and outside of the United States only to non-U.S. investors. The sale is scheduled to close on August 3, 2004.

     The notes being offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in warranty or product liability costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to successfully integrate the recently acquired Grote & Hartmann operations, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

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